Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of Twist Bioscience Corporation of our report dated February 8, 2018, except for the effects of the change in the manner in which the Company accounts for revenue from contracts with customers as discussed in Note 2 to the consolidated financial statements, as to which the date is September 11, 2018, and except for the effects of the reverse stock split as discussed in Note 2 to the consolidated financial statements, as to which the date is October 17, 2018 relating to the financial statements of Twist Bioscience Corporation, which appears in this Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

October 17, 2018